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                                    Exhibit 10(e)








                            DPL INC.
                   DEFERRED COMPENSATION PLAN
                       DESCRIPTION OF PLAN



DPL Inc. has established a Deferred Compensation Plan for non-employee Directors in which payment of directors' fees may be deferred. This plan includes a matching deferred income program which provides that DPL Inc. will match $5,000 annually of deferred directors' fees for a maximum of ten years. Under the program, a $150,000 death benefit is provided until such director ceases to make an annual deferral contribution to the plan. Participants in the program are entitled to receive deferred payments of at least $10,000 for ten years. In December 1986, the plan was amended to provide that in the event of a change in control of DPL Inc., as defined in the plan, all benefits provided under the supplementary deferral income program become immediately vested without the need for further contributions by the participants and the discretion which, under the plan, is exercisable to the Chief Executive Officer will be exercised by the trustees of a Master Trust. Subject to the consent of the Chief Executive Officer of DPL Inc., participants may receive accelerated payouts from their standard deferral amount at anytime. If the consent of the Chief Executive Officer of DPL Inc. is obtained, individuals who have attained the age of 55 and who are no longer directors of DPL Inc. may begin receiving payments of amounts credited to them under the supplementary deferral income program of at least $10,000.00 for ten years. The Plan was amended effective January 1, 1993 to provide that directors shall receive all of their benefits under the plan in a lump sum upon the termination of the director's status as a director after a change in control of DPL Inc.



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